Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

SECOND QUARTER 2011 RESULTS

Reports diluted FFO per share of $1.23                      Reports diluted EPS of $0.41

BOSTON, MA, August 1, 2011 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the second quarter ended June 30, 2011.

Funds from Operations (FFO) for the quarter ended June 30, 2011 were $181.6 million, or $1.24 per share basic and $1.23 per share diluted. This compares to FFO for the quarter ended June 30, 2010 of $156.9 million, or $1.13 per share basic and $1.12 per share diluted. FFO for the quarter ended June 30, 2010 includes income of $0.08 per share on a diluted basis related to the recognition of non-cash deferred management fees associated with the termination of a third-party property management and leasing agreement at 280 Park Avenue in New York City. The weighted average number of basic and diluted shares outstanding totaled 145,864,277 and 148,156,158, respectively, for the quarter ended June 30, 2011 and 139,112,505 and 141,286,371, respectively, for the quarter ended June 30, 2010.

Net income available to common shareholders was $60.2 million for the quarter ended June 30, 2011, compared to $61.4 million for the quarter ended June 30, 2010. Net income available to common shareholders per share (EPS) for the quarter ended June 30, 2011 was $0.41 basic and $0.41 on a diluted basis. This compares to EPS for the second quarter of 2010 of $0.44 basic and $0.44 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended June 30, 2011. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of June 30, 2011, the Company’s portfolio consisted of 152 properties, comprised primarily of Class A office space, one hotel, two residential properties and three retail properties, aggregating approximately 42.1 million square feet, including eight properties under construction totaling 3.4 million square feet. In addition, the Company has structured parking for vehicles containing approximately 14.7 million square feet. The overall percentage of leased space for the 143 properties in service as of June 30, 2011 was 91.9%.

Significant events during the second quarter included:

•

During the second quarter of 2011, the Company utilized its “at the market” (ATM) stock offering program to issue an aggregate of 533,778 shares of its common stock for gross proceeds of approximately $50.0 million and net proceeds of approximately $49.3 million. The Company intends to use the net proceeds from the sales for general business purposes, which may include investment opportunities and debt reduction. The Company’s ATM stock offering program provided the Company with the ability to sell from time to time up to an aggregate of $400.0 million of its common stock through sales agents over a three-year period. No amount remains available for issuance under this ATM program.

On June 2, 2011, the Company established a new ATM stock offering program through which it may sell from time to time up to an aggregate of $600.0 million of its common stock through sales agents over a three-year period. No shares of common stock have yet been issued under this new ATM program.

•

On May 1, 2011, the Company placed in-service approximately 16% of its 510 Madison Avenue development project located in New York City. 510 Madison Avenue is an approximately 347,000 net rentable square foot Class A office property. The property is currently 39% leased.

•

On May 11, 2011, the Company refinanced at maturity its mortgage loan collateralized by 601 Lexington Avenue in New York City totaling approximately $453.3 million utilizing the proceeds of a draw under its Unsecured Line of Credit, which borrowing was secured by a mortgage on the property. The mortgage loan bore interest at a fixed rate of 7.19% per annum. The Company expects to enter into a long-term financing during the third quarter of 2011 totaling approximately $725.0 million at a per annum interest rate of approximately 4.75%.

•

On May 11, 2011, the Company partially placed in-service the Residences on The Avenue, the residential component of its 2221 I Street, NW development project located in Washington, DC. The residential component is comprised of 335 units and retail space aggregating approximately 325,000 square feet. On July 13, 2011, the residential component was completed and placed in-service. The residential units are currently 54% leased.

•

On May 23, 2011, the Company entered into a ground lease to lease 75 Ames Street, a vacant land parcel in Cambridge, Massachusetts located on the same site as the Company’s Cambridge Center West Garage property and adjacent to the Company’s Seven Cambridge Center property, to a third party. In addition, the Company entered into a development agreement to serve as project manager for a 250,000 square foot research laboratory building to be developed on the site at the ground lessee’s expense and will also serve as property manager. The terms of the ground lease require the Company to form a condominium for the site upon completion of the development (which is currently expected to be in the third quarter of 2014), at which time each party will subject their respective interests in the buildings and land to the condominium and will in turn be conveyed a condominium unit comprised of their respective building. Gross proceeds are expected to be $56.8 million in an all cash transaction, including $11.4 million in development fees for the Company’s services. As of June 30, 2011, the Company has received approximately $47.4 million and anticipates receiving another $9.4 million in development fees through the third quarter of 2014. The cash received under the ground lease will initially be recognized as unearned revenue and recognized over the 99-year term of the ground lease.

•

On May 24, 2011, the Company signed a lease with the law firm of Morrison & Foerster LLP for approximately 184,000 square feet at 250 West 55th Street, the Company’s planned approximately 989,000 square foot office building in midtown Manhattan. Construction of the project is scheduled to resume as early as the fall of 2011, and the law firm expects to move into the completed building in the spring of 2014. The Company’s incremental cost to complete the project, excluding capitalized interest, is expected to be approximately $400.0 million. Including the Company’s investment to date and capitalized interest, the total project cost upon building completion is expected to be approximately $1.05 billion. As a result of the resumption of the development, the Company has begun interest capitalization on its existing investment in the project of approximately $480.0 million and will capitalize the remaining project costs as incurred.

•

On June 3, 2011, a joint venture in which the Company has a 50% interest amended its joint venture agreement to add a new development project to its Annapolis Junction property located in Annapolis, Maryland. The outside joint venture partner contributed the improved parcel of land and the Company contributed cash for its 50% interest. The development project is an approximately 120,000 net rentable square foot Class A office project which is expected to be completed during the first quarter of 2012.

•

On June 6, 2011, the Company terminated its agreement dated April 21, 2011 to sell its Carnegie Center portfolio located in Princeton, New Jersey for approximately $468.0 million. Carnegie Center is a sixteen building Class A office park set on 560 acres of professionally landscaped grounds and totaling more than 2.0 million net rentable square feet. Under the terms of the agreement, either party had the right to terminate the agreement at any time without any cost or payment to the other party.

•

On June 24, 2011, the Company’s Operating Partnership amended and restated the revolving credit agreement governing the Company’s Unsecured Line of Credit, which (1) reduced the total commitment from $1.0 billion to $750.0 million, (2) extended the maturity date from August 3, 2011 to June 24,

2014, with a provision for a one-year extension at the Operating Partnership’s option, subject to certain conditions and the payment of an extension fee equal to 0.20% of the total commitment then in effect, and (3) increased the per annum variable interest rates available, which resulted in an increase of the per annum variable interest rate on outstanding balances from Eurodollar plus 0.475% per annum to Eurodollar plus 1.225% per annum. Under the amended Unsecured Line of Credit, the Operating Partnership may increase the total commitment to $1.0 billion, subject to syndication of the increase. In addition, a facility fee currently equal to an aggregate of 0.225% per annum of the total commitment is payable in equal quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in the Operating Partnership’s unsecured debt ratings. The amended Unsecured Line of Credit also contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Operating Partnership at a reduced interest rate.

•

On June 28, 2011, the Company’s Value-Added Fund modified the mortgage loan collateralized by its Mountain View Research Park property located in Mountain View, California. The mortgage totaling approximately $112.3 million bore interest at a variable rate equal to LIBOR plus 1.75% per annum and had matured on May 31, 2011. The new mortgage loan totaling $92.0 million bears interest at a variable rate equal to LIBOR plus 2.50% per annum and matures on May 31, 2014. In conjunction with the mortgage loan modification, the Company’s Operating Partnership agreed to lend up to $12.0 million to the Company’s Value-Added Fund, of which approximately $6.4 million has been advanced to date. The loan from the Operating Partnership bears interest at a fixed rate of 10.0% per annum and matures on May 31, 2014.

•

On June 29, 2011, the Company’s Value-Added Fund extended the maturity date to November 15, 2011 of the mortgage loan collateralized by its Mountain View Technology Park property located in Mountain View, California totaling approximately $24.7 million. The mortgage loan bears interest at a variable rate equal to LIBOR plus 1.50% per annum.

Transactions completed subsequent to June 30, 2011:

•

On July 1, 2011, the Company placed in-service The Lofts at Atlantic Wharf, the residential component of its Atlantic Wharf development project located in Boston, Massachusetts. The residential component is comprised of 86 units and retail space aggregating approximately 88,000 square feet. The residential units are currently 23% leased.

•

On July 1, 2011, the Company entered into lease amendments with the existing tenant at its three-building complex in Reston, Virginia, which will be redeveloped as the headquarters for the Defense Intelligence Agency. Under the agreement, the tenant will terminate early its leases for approximately 523,000 square feet at the complex and be responsible for certain payments to the Company aggregating approximately $14.8 million, of which approximately $13.0 million will be recognized in the third and fourth quarters of 2011 with the remaining $1.8 million to be recognized in 2012.

•

On July 14, 2011, the Company entered into a 15-year lease with Biogen Idec, for 100% of a build-to-suit development project with approximately 190,000 net rentable square feet of Class A office space located on land owned by the Company at 17 Cambridge Center in Cambridge, Massachusetts. The Company expects that the project will be complete and available for occupancy during the third quarter of 2013.

EPS and FFO per Share Guidance:

The Company’s guidance for the third quarter and full year 2011 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. In particular, the estimates for the full year 2011 include $0.09 per share of continued contribution to earnings resulting from the termination of the agreement to sell Carnegie Center on June 6, 2011, $0.10 per share resulting from the resumption of capitalized interest and other expenses for our development at 250 West 55th Street, and $0.08 per share related to certain payments due from a tenant in Reston, Virginia in connection with the early termination of its leases. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

	Third Quarter 2011			Full Year 2011
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.43	-	$0.45	$1.53	-	$1.58
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.80	-	0.80	3.25	-	3.25

Projected FFO per Share (diluted)	$1.23	-	$1.25	$4.78	-	$4.83

Boston Properties will host a conference call on Tuesday, August 2, 2011 at 10:00 AM Eastern Time, open to the general public, to discuss the second quarter 2011 results, the 2011 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 82231782. A replay of the conference call will be available through August 16, 2011, by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International) and entering the passcode 82231782. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ second quarter 2011 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, two residential properties and three retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, DC, San Francisco and Princeton, NJ.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the third quarter and full fiscal year 2011, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$11,786,353	$10,933,977
Construction in progress	982,318	1,073,402
Land held for future development	284,115	757,556
Less: accumulated depreciation	(2,468,165)	(2,323,818)

Total real estate	10,584,621	10,441,117

Cash and cash equivalents	780,584	478,948
Cash held in escrows	302,439	308,031
Investments in securities	9,975	8,732
Tenant and other receivables, net of allowance for doubtful accounts of $1,798 and $2,081, respectively	44,470	60,813
Related party notes receivable	276,375	270,000
Interest receivable from related party note receivable	79,884	69,005
Accrued rental income, net of allowance of $2,252 and $3,116, respectively	491,878	442,683
Deferred charges, net	449,014	436,019
Prepaid expenses and other assets	92,470	65,663
Investments in unconsolidated joint ventures	772,502	767,252

Total assets	$13,884,212	$13,348,263

LIABILITIES AND EQUITY

Liabilities:
Mortgage notes payable	$3,181,469	$3,047,586
Unsecured senior notes, net of discount	3,016,837	3,016,598
Unsecured exchangeable senior notes, net of discount	1,743,337	1,721,817
Unsecured line of credit	—	—
Accounts payable and accrued expenses	173,257	186,059
Dividends and distributions payable	83,369	81,031
Accrued interest payable	62,046	62,327
Other liabilities	231,702	213,000

Total liabilities	8,492,017	8,328,418

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	55,652	55,652

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 146,465,921 and 140,278,005 shares issued and 146,387,021 and 140,199,105 shares outstanding in 2011 and 2010, respectively	1,464	1,402
Additional paid-in capital	4,846,003	4,417,162
Dividends in excess of earnings	(69,537)	(24,763)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(17,294)	(18,436)

Total stockholders’ equity attributable to Boston Properties, Inc.	4,757,914	4,372,643

Noncontrolling interests:
Common units of the Operating Partnership	579,211	592,164
Property partnerships	(582)	(614)

Total equity	5,336,543	4,964,193

Total liabilities and equity	$13,884,212	$13,348,263

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except for per share amounts)
	(unaudited)

Revenue
Rental
Base rent	$348,474	$305,823	$688,009	$608,206
Recoveries from tenants	48,874	44,340	94,770	89,884
Parking and other	21,101	16,423	40,169	31,720

Total rental revenue	418,449	366,586	822,948	729,810
Hotel revenue	8,904	8,371	14,852	14,274
Development and management services	9,098	18,884	16,526	27,828

Total revenue	436,451	393,841	854,326	771,912

Expenses
Operating
Rental	144,875	123,284	284,846	248,269
Hotel	6,281	6,089	12,020	11,357
General and administrative	20,069	17,648	44,712	44,470
Acquisition costs	13	—	85	—
Gain from suspension of development	—	—	—	(7,200)
Depreciation and amortization	111,080	81,400	220,508	164,475

Total expenses	282,318	228,421	562,171	461,371

Operating income	154,133	165,420	292,155	310,541
Other income (expense)
Income from unconsolidated joint ventures	8,882	7,465	16,858	15,375
Interest and other income	1,953	2,117	2,927	3,827
Gains (losses) from investments in securities	6	(678)	379	(478)
Interest expense	(95,236)	(96,755)	(194,387)	(188,784)
Losses from early extinguishments of debt	—	(6,051)	—	(8,221)

Income from continuing operations	69,738	71,518	117,932	132,260
Gain on sale of real estate	—	969	—	2,734

Net income	69,738	72,487	117,932	134,994
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(503)	(864)	(1,032)	(1,668)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(842)	(836)	(1,665)	(1,728)
Noncontrolling interest - common units of the Operating Partnership	(8,179)	(9,250)	(14,286)	(17,114)
Noncontrolling interest in gain on sale of real estate - common units of the Operating Partnership	—	(125)	—	(352)

Net income attributable to Boston Properties, Inc.	$60,214	$61,412	$100,949	$114,132

Basic earnings per common share attributable to Boston Properties, Inc.:
Net income	$0.41	$0.44	$0.70	$0.82

Weighted average number of common shares outstanding	145,864	139,113	143,990	139,022

Diluted earnings per common share attributable to Boston Properties, Inc.:
Net income	$0.41	$0.44	$0.70	$0.82

Weighted average number of common and common equivalent shares outstanding	146,695	139,826	144,610	139,712

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except for per share amounts)
	(unaudited)

Net income attributable to Boston Properties, Inc.	$60,214	$61,412	$100,949	$114,132

Add:
Noncontrolling interest in gain on sale of real estate - common units of the Operating Partnership	—	125	—	352
Noncontrolling interest - common units of the Operating Partnership	8,179	9,250	14,286	17,114
Noncontrolling interest - redeemable preferred units of the Operating Partnership	842	836	1,665	1,728
Noncontrolling interests in property partnerships	503	864	1,032	1,668
Less:
Gain on sale of real estate	—	969	—	2,734

Income from continuing operations	69,738	71,518	117,932	132,260

Add:
Real estate depreciation and amortization (2)	137,495	111,055	273,599	224,673
Less:
Noncontrolling interests in property partnerships’ share of funds from operations	966	1,697	1,959	3,452
Noncontrolling interest - redeemable preferred units of the Operating Partnership	842	836	1,665	1,728

Funds from operations (FFO) attributable to the Operating Partnership	205,425	180,040	387,907	351,753

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	23,856	23,170	46,420	45,288

Funds from operations attributable to Boston Properties, Inc.	$181,569	$156,870	$341,487	$306,465

Boston Properties, Inc.’s percentage share of funds from operations - basic	88.39%	87.13%	88.03%	87.13%

Weighted average shares outstanding - basic	145,864	139,113	143,990	139,022

FFO per share basic	$1.24	$1.13	$2.37	$2.20

Weighted average shares outstanding - diluted	148,156	141,287	146,071	141,173

FFO per share diluted	$1.23	$1.12	$2.35	$2.19

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $111,080, $81,400, $220,508 and $164,475, our share of unconsolidated joint venture real estate depreciation and amortization of $26,680, $30,124, $53,745 and $61,137, less corporate-related depreciation and amortization of $265, $469, $654 and $939 for the three months and six months ended June 30, 2011 and 2010, respectively.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	June 30, 2011	December 31, 2010
Greater Boston	89.1%	89.4%
Greater Washington, DC	95.9%	97.3%
Midtown Manhattan	96.5%	96.9%
Princeton/East Brunswick, NJ	79.9%	80.8%
Greater San Francisco	88.3%	92.9%

Total Portfolio	91.9%	93.2%

	% Leased by Type
	June 30, 2011	December 31, 2010
Class A Office Portfolio	92.1%	93.6%
Office/Technical Portfolio	87.1%	85.5%

Total Portfolio	91.9%	93.2%